UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Velocity Financial, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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VELOCITY FINANCIAL, INC.

30699 Russell Ranch Road, Suite 295

Westlake Village, California 91362

Dear Fellow Stockholders:

On behalf of the Board of Directors of Velocity Financial, Inc., a Delaware corporation (“Velocity,” the “Company,” “we,” “us” or “our”), we invite you to join us at a special meeting of stockholders of the Company, which will be held on [•], 2020, at [•]:00 a.m., Pacific Time (the “Special Meeting”). In light of public health concerns regarding the coronavirus (“COVID-19”) outbreak, the Special Meeting will be held in a virtual meeting format only. You will be able to attend the Special Meeting, vote your shares electronically and submit your questions during the meeting via live webcast by visiting [address]. Stockholders will be able to listen, vote, and submit questions from their home or any location with internet connectivity. To participate in the meeting, you must have the 16-digit number that is shown on your Notice of Internet Availability of Proxy Materials or on your proxy card if you elected to receive proxy materials by mail. The notice of meeting and proxy statement that follow describe the business that we will consider at the meeting.

On April 7, 2020, the Company completed the issuance and sale in a private placement (the “Private Placement”) of (i) an aggregate of 45,000 newly issued shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and (ii) warrants (the “Warrants”) to purchase an aggregate of 3,013,125 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”) to investment funds managed by Snow Phipps Group, LLC (“Snow Phipps”) and to TOBI III SPE I LLC (“TOBI” and, together with Snow Phipps, the “Purchasers”) in exchange for cash consideration in an aggregate amount of $45.0 million. The Company used $20.0 million of the net proceeds from the Private Placement to reduce obligations under its warehouse repurchase facilities and intends to use the remainder for general corporate purposes.

Because the Company’s Common Stock is listed on New York Stock Exchange (the “NYSE”), the Company is subject to the NYSE’s rules and regulations. At the Special Meeting, you will be asked to consider and vote on a proposal (the “Issuance Proposal”) to approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of the Common Stock to the Purchasers upon conversion of the Series A Preferred Stock and upon exercise of the Warrants. If the Company obtains stockholder approval of the Issuance Proposal, the Series A Preferred Stock will be convertible, subject to certain limitations, at any time at the holder’s option into shares of Common Stock and the Warrants will be exercisable, subject to certain limitations, at any time at the holder’s option.

Each Purchaser agreed with the Company, among other things, to vote all shares of Common Stock (but excluding any shares of Series A Preferred Stock) of the Company beneficially owned by such Purchaser to approve the Issuance Proposal. As of [•], 2020, the Purchasers and their respective affiliates collectively beneficially owned greater than 50% of the Company’s outstanding Common Stock (without giving effect to the issuance of the Series A Preferred Stock and the Warrants). As a result of these agreements, the Issuance Proposal is expected to be approved by the holders of the Common Stock at the Special Meeting, regardless of the votes of holders of shares of the Common Shares who have not entered into such agreements.

Our Board of Directors, upon the recommendation of a transaction committee of directors made up solely of disinterested and independent directors, believes that the Issuance Proposal is in the best interests of the Company and its stockholders and, therefore, recommends that you vote “FOR” the Issuance Proposal.

We have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need while conserving natural resources and lowering the cost of delivery. On or about [•], 2020, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “notice”) containing instructions on how to access our proxy statement for the Special Meeting. The notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. The proxy statement attached to this letter provides you with information about the Issuance Proposal and the Special Meeting of the Company’s stockholders. We encourage you to read the entire proxy statement carefully. You may also obtain more information about the Company from documents we have filed with the U.S. Securities and Exchange Commission. See “Where You Can Find Additional Information” in the accompanying proxy statement.

Regardless of the number of shares of Common Stock you own, your vote is important. Whether or not you plan to attend the Special Meeting, please take the time to submit a proxy by following the instructions on your proxy card as soon as possible. You may do so by completing, signing, dating, and returning the enclosed proxy card by mail, or you may submit your proxy by telephone or electronically through the Internet, as further described on the proxy card. We encourage you to vote by Internet or telephone. It is convenient and saves the Company postage and other costs. If your shares of Common Stock are held in an account at a broker, dealer, commercial bank, trust company, or other nominee, you should instruct such broker or other nominee how to vote in accordance with the voting instruction form furnished by such broker or other nominee.

Thank you for your cooperation and continued support.

Sincerely,

Christopher D. Farrar
Chief Executive Officer & Director

[•], 2020

THE ACCOMPANYING PROXY STATEMENT IS DATED [•], 2020 AND IS FIRST BEING MADE AVAILABLE TO STOCKHOLDERS ON OR ABOUT [•], 2020.

VELOCITY FINANCIAL, INC.

30699 Russell Ranch Road, Suite 295

Westlake Village, California 91362

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held on [•], 2020

To the Stockholders of Velocity Financial, Inc.:

Notice is hereby given that a special meeting (the “Special Meeting”) of stockholders of Velocity Financial, Inc. (the “Company”) will be held on [•], 2020, at [•]:00 a.m., Pacific Time via live webcast at [address]:

1.    To consider and vote on a proposal to approve, pursuant to Section 312.03 of the New York Stock Exchange Listed Company Manual, the issuance of shares of our common stock, par value $0.01 per share (the “Common Stock”) upon the conversion of our Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and the issuance of shares of our Common Stock upon the exercise of the warrants (the “Warrants”) to purchase shares of Common Stock that were issued in connection with the Series A Preferred Stock (the “Issuance Proposal”);

2.    To consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies (the “Adjournment Proposal” and together with the Issuance Proposal, the “Proposals”); and

3.    To transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

The Board, upon the recommendation of a transaction committee of the Board made up solely of disinterested and independent directors, unanimously recommend that its shareholders vote “FOR” each of the Proposals.

Only stockholders of record of our Common Stock as of the close of business on [•], 2020, the “Record Date,” are entitled to receive notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting. Only matters referred to in this notice of the Special Meeting, and those which are incidental and germane to such matters, may be discussed. Please note that if you held Common Stock on the Record Date in “street name” (that is, through a broker, bank or other nominee), you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares. You will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of Common Stock voted.

You will need to have the 16-digit number included on your notice or your proxy card (if you received a printed copy of the proxy materials) to join the Special Meeting at [address] and to vote your shares during the Special Meeting or submit questions during the Special Meeting.

Even if you plan to attend the Special Meeting, we request that you submit a proxy by following the instructions on your proxy card as soon as possible and thus ensure that your shares will be represented at the Special Meeting if you are unable to attend. Most stockholders have a choice of voting on the Internet, by telephone or by mail. Please refer to your notice, proxy card or other voting instructions included with these proxy materials for information on the voting method(s) available to you. If you vote by Internet or telephone, you do not need to return your proxy card. If you sign, date, and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the Issuance Proposal (and, if necessary and appropriate, the Adjournment Proposal). If your shares are held in an account at a broker, dealer, commercial bank, trust company, or other nominee, you should instruct such broker or other nominee how to vote in accordance with the voting instruction form furnished by such broker or other nominee.

Your vote is important. Whether or not you plan to attend the Special Meeting, it is important that your shares be represented. We ask that you vote your shares as soon as possible.

By Order of the Board of Directors,

Christopher D. Farrar
Chief Executive Officer & Director

Westlake Village, California

[•], 2020

References in this proxy statement to “Velocity,” “the Company,” “we,” “us” or “our” refer to Velocity Financial, Inc. and include all of its consolidated subsidiaries, unless otherwise indicated or the context requires otherwise. References to “the Board” refer to our Board of Directors. A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, including financial statements, and each of the other documents incorporated by reference into the proxy statement (not including exhibits and documents incorporated by reference in such documents) are being sent simultaneously with this proxy statement to each stockholder who requested paper copies of these materials and will also be available at [address].

SUMMARY PROXY INFORMATION

To assist you in reviewing the proposals to be voted upon at our Special Meeting, we have summarized important information contained in this proxy statement. This summary does not contain all of the information that you should consider, and you should carefully read the entire proxy statement and the materials incorporated by reference herein before voting.

Voting

Stockholders of record as of [•], 2020 may cast their votes in any of the following ways:

Internet before the Special Meeting	Phone before the Special Meeting	Mail before the Special Meeting	Via webcast during the Special Meeting

Visit [address]. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Call [number] or the number on your voter instruction form. You will need the 16-digit number included in your proxy card, voter instruction form or notice.	Send your completed and signed proxy card or voter instruction form to the address on your proxy card or voter instruction form.	Visit [address]. You will need the 16-digit number included in your proxy card, voter instruction form or notice.

Voting Matters and Board Recommendation

Proposal	Board Vote Recommendation
Approve the Issuance Proposal to allow the issuance of Common Stock upon conversion of the Series A Preferred Stock and exercise of the Warrants (page 7)	✓	FOR
Approve the Adjournment Proposal, if necessary, to adjourn or postpone the Special Meeting to solicit additional proxies (page 15)	✓	FOR

Only stockholders who held shares of our Common Stock as of the close of business on [•], 2020, the “Record Date,” are entitled to receive notice of, and to vote at, the Special Meeting and at any adjournment or postponement of the Special Meeting.

If your shares are registered directly in your name with the Company’s transfer agent, American Stock Transfer & Trust Company, LLC (“AST”), you are considered a stockholder of record with respect to those shares. You will receive one notice or proxy card for all the shares you hold through book-entry form with AST and in any Company benefit plan.

If your shares are held in a bank or brokerage account or through another nominee (that is, in “street name”), you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or other nominee how to vote your shares. You will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares of Common Stock voted.

If you sign, date, and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote “FOR” the Issuance Proposal and, if necessary and appropriate, the Adjournment Proposal.

For additional questions regarding the Issuance Proposal, assistance in submitting proxies or voting shares of our Common Stock, or to request additional copies of the proxy statement or the proxy card, please contact Investor Relations, Velocity Financial, Inc., 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362, telephone: (818) 532-3700 or [Solicitation Agent Name], telephone: [•] [(toll free)].

i

PROXY STATEMENT

This proxy statement sets forth information relating to the solicitation of proxies by Board of Velocity Financial, Inc. in connection with a special meeting of stockholders (the “Special Meeting”) or any adjournment or postponement of the Special Meeting. This proxy statement is being furnished by our Board for use at the Special Meeting of stockholders to be held at on [•], 2020 at [•]:00 a.m., Pacific Time. This proxy statement and form of proxy are first being made available to stockholders on or about [•], 2020, to our stockholders of record as of the close of business on [•], 2020 (the “Record Date”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE PROPOSALS

The following questions and answers address briefly some questions you may have regarding the Special Meeting and the Proposals (as defined below). These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement and the documents referred to or incorporated by reference in this proxy statement.

Q:	Why did I receive these proxy materials?

A:    We are providing these proxy materials in connection with the solicitation by our Board of proxies to be voted at the Special Meeting in connection with the issuance of Common Stock upon the conversion of our Series A Preferred Stock and upon exercise of the Warrants (each, as defined below).

On April 7, 2020, the Company completed the issuance and sale in a private placement (the “Private Placement”) of (i) an aggregate of 45,000 newly issued shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and (ii) warrants (the “Warrants”) to purchase an aggregate of 3,013,125 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to investment funds managed by Snow Phipps Group, LLC (“Snow Phipps”) and to TOBI III SPE I LLC (“TOBI” and, together with Snow Phipps, the “Purchasers”) in exchange for cash consideration in an aggregate amount of $45.0 million. The Company used $20.0 million of the net proceeds from the Private Placement to reduce obligations under its warehouse repurchase facilities and intends to use the remainder for general corporate purposes.

Because the Company’s Common Stock is listed on New York Stock Exchange (the “NYSE”), the Company is subject to the NYSE’s rules and regulations. At the Special Meeting, you will be asked to consider and vote on a proposal (the “Issuance Proposal”) to approve, in accordance with Section 312.03 of the NYSE Listed Company Manual, the issuance of shares of the Common Stock to the Purchasers upon conversion of the Series A Preferred Stock and upon exercise of the Warrants. If the Company obtains stockholder approval of the Issuance Proposal, the Series A Preferred Stock will be convertible, subject to certain limitations, at any time at the holder’s option into shares of Common Stock and the Warrants will be exercisable, subject to certain limitations, at any time at the holder’s option.

The Purchasers may each be deemed to be related parties to us under the rules of the New York Stock Exchange. The shares of Common Stock issuable upon conversion of all of the outstanding Series A Preferred Stock into Common Stock at the initial conversion price and the exercise of all of the outstanding Warrants would represent an aggregate of approximately 42.3% of our Common Stock outstanding on an as-converted and as-exercised basis. As of [•], 2020, assuming full conversion of the Series A Preferred Stock at the initial conversion price and the exercise of all Warrants, funds managed by Snow Phipps would beneficially own approximately 39.1% of our Common Stock and TOBI would beneficially own an aggregate of approximately 36.3% of our Common Stock outstanding, in each case, on a fully as-converted and as-exercised basis. The holders of shares of Series A Preferred Stock will be unable to convert shares of Series A Preferred Stock into shares of Common Stock and the holders of the Warrants will be unable to exercise Warrants unless and until the Issuance Proposal is approved by our stockholders.

At the Special Meeting, in accordance with Section 312.03 of the NYSE Listed Company Manual, you will be asked to consider and vote on a proposal to approve the Issuance Proposal.

Our Board, upon the recommendation of a transaction committee of directors made up solely of disinterested and independent directors, believes that the Issuance Proposal is in the best interests of the Company and its stockholders and, therefore, recommends that you vote “FOR” the Issuance Proposal.

Q:	What items of business will be voted on at the Special Meeting?

A:    The business expected to be voted on at the Special Meeting is considering approval of the following proposals:

•	To consider and vote on a proposal to approve, as required pursuant to Section 312.03 of the NYSE Listed Company Manual, the Issuance Proposal;

•	To consider and vote on the Adjournment Proposal, as necessary and appropriate; and

•	To consider and transact such other business as may properly come before the Special Meeting and any adjournments or postponements thereof.

To be properly brought before the Special Meeting, any additional items of business must be presented in accordance with applicable law and the Company’s bylaws. If business is not properly brought before the Special Meeting, there will not be an opportunity to discuss any such matters at the Special Meeting.

Q:	Where and when is the Special Meeting?

A:    The Special Meeting will be held on [•], 2020 at [•]:00 a.m., Pacific Time via live webcast at [address]. In light of public health concerns regarding the coronavirus (“COVID-19”) outbreak, the Special Meeting will be held in a virtual meeting format only. You will not be able to attend the Special Meeting in person, but you will have the same opportunities to participate in the virtual meeting format as you would at an in-person meeting.

Q:	Who can attend and vote at the Special Meeting?

A:    You are entitled to receive notice of and to attend and vote at the Special Meeting, or any postponement or adjournment thereof, if, as of the close of business on [•], 2020, the Record Date, you were a holder of record of our Common Stock.

As of the Record Date, there were 20,087,494 outstanding shares of our Common Stock, each of which is entitled to one vote on each matter to come before the Special Meeting. As of the Record Date, the Purchasers and their respective affiliates collectively owned 11,548,261 shares of our Common Stock, each of which is entitled to one vote on each matter to come before the Special Meeting.

Q:	How can I attend the virtual Special Meeting?

A:    If you were a stockholder of record as of the Record Date, to be admitted to the Special Meeting at [address], and to vote your shares during the Special Meeting or submit questions during the Special Meeting, you must enter the control number found on your proxy card, voting instruction form or notice you previously received. Stockholders of record may vote during the Special Meeting by following the instructions available on the meeting website during the Special Meeting. If you were a beneficial owner as of the Record Date of shares held in “street name” through a broker, bank or other nominee and you wish to attend the Special Meeting and/or vote your shares during the Special Meeting or submit questions during the Special Meeting, you will need to provide proof of your authority to vote (legal proxy), which you must obtain from such nominee reflecting your holdings. You may forward an e-mail from your nominee or attach an image of your legal proxy and transmit it via e-mail to [•] at [address] and you should label the e-mail “Legal Proxy” in the subject line. Requests for registration must be received by [•], 2020 no later than 12:00 a.m., Eastern Daylight Time, on [•], 2020. You will then receive confirmation of your registration, with a control number by e-mail from Issuer Direct. At the time of the Special Meeting, go to [address] and enter the 16 digits of your control number. We encourage you to log on 15 minutes prior to the start of the Special Meeting.

Q:	How many shares must be present to conduct business at the Special Meeting?

A:    A quorum is necessary to hold a valid meeting of stockholders. For each of the Proposals to be presented at the Special Meeting, the holders of a majority of shares of our Common Stock outstanding on the Record Date, must be present at the Special Meeting, in person or by proxy. If you vote—including by Internet, telephone or proxy card—your shares voted will be counted towards the quorum for the Special Meeting. Abstentions are counted as present for the purpose of determining a quorum; broker non-votes are not counted for the purpose of determining the presence of a quorum at the Special Meeting as the Proposals to be considered would not be evaluated as routine by the NYSE.

Q:	What are my voting choices?

A:    You may vote “FOR” or “AGAINST” or you may “ABSTAIN” from voting on any Proposal to be voted on at the Special Meeting. Your shares will be voted as you specifically instruct. If you sign your proxy or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of our Board and in the discretion of the proxy holders on any other matters that properly come before the meeting. If you return your proxy card and “ABSTAIN” from voting, it will have the same effect as a vote against the Issuance Proposal and the Adjournment Proposal.

Q:	What vote is required to approve the Proposals?

A:    The Issuance Proposal requires the affirmative vote of a majority of the shares of our Common Stock voting thereon at a meeting at which a quorum is present. Under applicable NYSE rules, abstentions are counted as present for purposes of determining a quorum and are also counted as shares voted with respect to such proposal, and therefore, if you return your proxy card and “ABSTAIN” from voting, it will have the same effect as a vote against the Issuance Proposal. The Adjournment Proposal requires the affirmative vote of a majority of the shares of our Common Stock present and entitled to vote at the Special Meeting, whether or not a quorum is present. As of the Record Date, the Purchasers and their respective affiliates beneficially owned a majority of the outstanding shares of our Common Stock and have separately agreed with the Company to vote such shares in favor of the Issuance Proposal.

Q:	How many shares of Common Stock are issuable upon conversion of the Series A Preferred Stock and upon exercise of the Warrants?

A:    Upon conversion of all of the shares of Series A Preferred Stock, the Company would issue approximately 11,688,299 shares of Common Stock, representing approximately 36.8% of the total outstanding shares of Common Stock as of the Record Date, assuming (i) such conversions occur at the initial conversion rate of 259.74 shares of Common Stock per share of Series A Preferred Stock (ii) and no exercise of the Warrants. Upon exercise of the Warrants, the Company would issue approximately 3,013,125 shares of Common Stock, representing approximately 13.0% of the total outstanding shares of Common Stock as of the Record Date, assuming (i) the exercise price is paid in cash and (ii) no conversion of Series A Preferred Stock.

Q:	What will happen if the Issuance Proposal is not approved?

A:    If the Issuance Proposal is not approved the holders of shares of Series A Preferred Stock will not be able to convert shares of Series A Preferred Stock into shares of Common Stock and the holders of the Warrants will not be able to exercise Warrants.

Q:	How does the Company’s Board recommend that I vote?

A:    Our Board, upon the recommendation of the transaction committee of independent and disinterested directors, unanimously recommends that our stockholders vote “FOR” the approval of the Issuance Proposal and “FOR” the Adjournment Proposal.

Q:	What do I need to do now?

A:    We urge you to read this proxy statement carefully and to consider how approving the Proposals affects you. Then simply mail your completed, dated and signed proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the Special Meeting of our stockholders. Holders of record may also vote by telephone or the Internet by following the instructions on the proxy card. If you vote by Internet or telephone, you do not need to return your proxy card.

Q:	What happens if I do not respond or if I respond and fail to indicate my voting preference or if I abstain from voting?

A:    If you fail to sign, date, and return your proxy card or fail to vote by telephone or Internet as provided on your proxy card, your shares will not be counted towards establishing a quorum for the Special Meeting, which requires holders representing a majority of the outstanding shares of our Common Stock to be present in person or by proxy. If you respond and do not indicate your voting preference, we will count your proxy as a vote in favor of the approval of each of the Proposals.

Q:	If my shares are held in “street name” by my broker, dealer, commercial bank, trust company, or other nominee, will such broker or other nominee vote my shares for me?

A:    You should instruct your broker or other nominee on how to vote your shares using the instructions provided by such broker or other nominee. Absent specific voting instructions, brokers or other nominees who hold shares of Common Stock in “street name” for customers are prevented by the NYSE Rules from exercising voting discretion in respect of non-routine or contested matters. The Company expects that when the NYSE evaluates the Proposals to be voted on at the Special Meeting to determine whether each Proposal is a routine or non-routine matter, the Proposals would not be evaluated as routine. Shares not voted by a broker or other nominee because such broker or other nominee does not have instructions or cannot exercise discretionary voting power with respect to one or more Proposals are referred to as “broker non-votes”. Such broker non-votes may not be counted for the purpose of determining the presence of a quorum at the Special Meeting in the absence of a routine proposal. It is important that you instruct your broker or other nominee on how to vote your shares of Common Stock held in “street name” in accordance with the voting instructions provided by such broker or other nominee.

Q:	How do I vote?

A:    If you are a registered stockholder (i.e., you hold your shares in your own name through our transfer agent, American Stock Transfer & Trust Company, LLC, and not through a broker, bank, or other nominee that holds shares for your account in “street name”), you may vote by proxy via the Internet, by telephone, or by mail by following the instructions provided on the proxy card. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern Time, on [•], 2020. Please see the proxy card provided to you for instructions on how to submit your proxy by telephone or the Internet. Stockholders of record who attend the Special Meeting may vote by logging into the virtual meeting at [address]. We encourage you to log on 15 minutes prior to the start of the Special Meeting.

If you are a beneficial owner of shares (i.e., your shares are held in the name of a brokerage firm, bank or a trustee), you may vote by proxy by following the instructions provided in the vote instruction form or other materials provided to you by the brokerage firm, bank, or other nominee that holds your shares. To vote “in person” at the Special Meeting, you must obtain a legal proxy from the brokerage firm, bank, or other nominee that holds your shares.

Q:	Can I change my vote after I have mailed my proxy card?

A:    Yes. Whether you attend the Special Meeting or not, any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. If you are a holder of record, your proxy may be revoked in writing to the Company’s Corporate Secretary, at or before taking of the vote at the Special Meeting. A written notice of revocation or a duly executed proxy, in either case later dated than the prior proxy relating to the same shares, will be treated as the final vote.

Holders of record may also revoke their proxies by attending the Special Meeting and voting during the live webcast at [address], although attendance at the Special Meeting will not itself revoke a proxy. Any written notice of revocation or subsequent proxy should be sent so as to be delivered to Mark Szczepaniak, Chief Financial Officer and Corporate Secretary, Velocity Financial, Inc., 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362. Any written notice of revocation must be received at such address by 11:59 p.m. (Pacific Time) on [•], 2020.

If you hold your shares in “street name” through a broker, dealer, commercial bank, trust company, or other nominee, you should follow the instructions of such broker or other nominee regarding revocation of proxies.

Q:	Where can I find the results of the voting?

A:    We intend to announce preliminary voting results at the Special Meeting and will publish final results through a Current Report on Form 8-K to be filed with the U.S. Securities and Exchange Commission (“SEC”) within four business days after the Special Meeting. The Current Report on Form 8-K will be available on the Internet at our website, https://www.velfinance.com/financial-reports/sec-filings.

Q:	May I obtain a list of stockholders entitled to attend and vote at the Special Meeting?

A.    Yes. A list of these stockholders will be open for examination by any stockholder for any purpose germane to the Special Meeting for a period of 10 days prior to the Special Meeting at our principal executive offices at 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362, and electronically during the Special Meeting at [address].

Q:	Who will pay for the cost of soliciting proxies?

A:    The Company is paying the costs of the solicitation of proxies. The Company has retained [Solicitation Agent] to assist in obtaining proxies by mail, facsimile, telephone or email from brokerage firms, banks, broker-dealers or other similar organizations representing beneficial owners of shares for the Special Meeting. The Company has agreed to pay such firm a fee of approximately $[•] plus out-of-pocket expenses. [Solicitation Agent] may be contacted [toll-free] at [•]. The Company may also reimburse brokerage firms, banks, broker-dealers or other similar organizations for the cost of forwarding proxy materials to beneficial owners. In addition, certain of the Company’s directors, officers and regular employees, without additional compensation, may solicit proxies on the Company’s behalf in person, by telephone, by fax or by electronic mail. See “Proxy Solicitation and Costs” in this proxy statement for further information.

Q:	What is “householding” and how does it affect me?

A:    The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

If you receive notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, please notify your broker directly or direct your written request to: Mark Szczepaniak, Chief Financial Officer and Corporate Secretary, Velocity Financial, Inc., 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362, or by phone at (818) 532-3700.

Q:	Can I obtain an electronic copy of proxy material?

A:    Yes, this proxy statement, the accompanying notice of Special Meeting and the proxy card are available on the Internet at [address].

Q:	What happens if the Special Meeting is adjourned or postponed?

A:    Although it is not expected, the Special Meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment or postponement may be made without notice, other than by an announcement made at the Special Meeting, by approval of the holders of a majority of the outstanding shares of our Common Stock present in person or represented by proxy at the Special Meeting, whether or not a quorum exists. Any signed proxies received by the Company will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow Company stockholders who have already sent in their proxies to revoke them at any time prior to their use.

Q.	Am I entitled to any dissenters’ rights or appraisal rights with respect to the Proposals?

A.    No. Our stockholders are not entitled to dissenters’ rights or appraisal rights under the General Corporation Law of the State of Delaware (the “DGCL”) for the matters being submitted to stockholders at the Special Meeting.

Q.	Will a representative from the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019 and the current fiscal year attend the Special Meeting?

A.    Yes, we expect that a representative of KPMG LLP, the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2019 and the current fiscal year will attend the Special Meeting. This representative will have the opportunity to make a statement if they so desire and to respond to appropriate questions.

Q:	Who can help answer my other questions?

A:    If you have more questions about the Proposals or voting, you should contact Investor Relations, Velocity Financial, Inc., 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362, telephone: (818) 532-3700 or [Solicitation Agent] at [•] [(toll free)].

ISSUANCE PROPOSAL—APPROVAL OF THE ISSUANCE OF

COMMON STOCK UPON CONVERSION

OF THE SERIES A PREFERRED STOCK

AND

EXERCISE OF THE WARRANTS

On April 7, 2020, the Company completed the issuance and sale in a private placement (the “Private Placement”) of (i) an aggregate of 45,000 newly issued shares of Series A Convertible Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and (ii) warrants (the “Warrants”) to purchase an aggregate of 3,013,125 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to investment funds managed by Snow Phipps Group, LLC (“Snow Phipps”) and TOBI III SPE I LLC (“TOBI” and, together with Snow Phipps, the “Purchasers”) in exchange for cash consideration in an aggregate amount of $45.0 million. The Company used $20.0 million of the net proceeds from the Private Placement reduce obligations under its warehouse repurchase facilities and intends to use the remainder for general corporate purposes.

Upon conversion of all of the shares of Series A Preferred Stock, the Company would issue approximately 11,688,299 shares of Common Stock, representing approximately 36.8% of the total outstanding shares of Common Stock as of the Record Date, assuming (i) such conversions occur at the initial conversion rate of 259.74 shares of Common Stock per share of Series A Preferred Stock (ii) and no exercise of the Warrants. Upon exercise of the Warrants, the Company would issue approximately 3,013,125 shares of Common Stock, representing approximately 13.0% of the total outstanding shares of Common Stock as of the Record Date, assuming (i) the exercise price is paid in cash and (ii) no conversion of Series A Preferred Stock. The initial conversion rate of the Series A Preferred Stock represented a premium of 55.9% over the closing price of the Company’s Common Stock on the NYSE on April 3, 2020, the last trading day before announcement of the transaction. The Warrants are exercisable at $2.96 per share of Common Stock, with respect to two-thirds of the Warrants, and at an exercise price of $4.94 per share of Common Stock, with respect to one-third of the Warrants. These exercise prices represent premiums over the closing price of the Company’s Common Stock on the NYSE on April 3, 2020 equal to 19.8% and 100.0%, respectively.

Because the Company’s Common Stock is listed on the NYSE, the Company is subject to the NYSE’s rules and regulations. Section 312.03 of the NYSE Listed Company Manual (“NYSE Rule 312.03”) requires us, subject to certain exceptions, to generally obtain stockholder approval prior to the issuance of shares of our Common Stock in the following situations:

•	in connection with the adoption of an equity compensation plans;

•	in any transaction or series of related transactions, to:

•	a director, officer or substantial security holder of the company (each a “Related Party”);

•	a subsidiary, affiliate or other closely-related person of a Related Party; or

•	any company or entity in which a Related Party has a substantial direct or indirect interest;

•	the Common Stock issued will have voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock

•	the number of shares of Common Stock will be upon issuance, equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance; and

•	if such issuance of Common Stock will result in a change of control of the issuer.

Due to NYSE Rule 312.03, the holders of shares of Series A Preferred Stock are unable to convert shares of Series A Preferred Stock into shares of Common Stock and the holders of the Warrants are unable to exercise Warrants unless and until stockholder approval is obtained. If the Company obtains stockholder approval, the

Series A Preferred Stock will be convertible, subject to certain limitations, at any time at the holder’s option into shares of Common Stock and the Warrants will be exercisable, subject to certain limitations, at any time at the holder’s option.

At the Special Meeting, in accordance with NYSE Rule 312.03, you will be asked to consider and vote on a proposal to approve the Issuance Proposal. Each Purchaser agreed with the Company, among other things, to vote all shares of Common Stock (but excluding any shares of Series A Preferred Stock) of the Company beneficially owned by such Purchaser to approve the Issuance Proposal. Immediately prior to the issuance of the Series A Preferred Stock and the Warrants, the Purchasers and their respective affiliates collectively beneficially owned greater than 50% of the Company’s outstanding Common Stock.

Required Vote

The Issuance Proposal requires the affirmative vote of a majority of the shares of our Common Stock voting thereon at a meeting at which a quorum is present. Under applicable NYSE Rules, abstentions are counted as shares voted with respect to such proposal, and therefore, if you return your proxy card and “ABSTAIN” from voting, it will have the same effect as a vote against the Issuance Proposal.

Recommendation

The Board, upon the recommendation of a transaction committee of directors made up solely of disinterested and independent directors, recommends that you vote “FOR” the Issuance Proposal.

Description of the Securities Purchase Agreement

The Private Placement was consummated in accordance with the terms of the Securities Purchase Agreement, dated as of April 5, 2020, by and among the Company and the Purchasers (the “Purchase Agreement”). The Purchase Agreement contains representations and warranties by the Company and the Purchasers and covenants of the Company and the Purchasers (including indemnification from the Company in the event of breaches of its representations and warranties) and other rights, obligations and restrictions, which we believe are customary for transactions of this type. The Purchase Agreement also includes certain consent rights in favor of the Purchasers consistent with those described below under “Description of the Series A Preferred Stock and Warrants.”

Board Designation

Pursuant to the Purchase Agreement, for so long as TOBI and its permitted transferees continue to beneficially own at least 25% of the Series A Preferred Stock (and any Common Stock issued upon conversion thereof), TOBI shall be entitled to nominate one additional director to the Company’s Board, in addition to TOBI’s existing rights to nominate a director under the Stockholders Agreement, dated as of January 16, 2020, among the Company and affiliates of Snow Phipps, affiliates of TOBI and Christopher D. Farrar (the “Stockholders Agreement”). At or promptly following the time TOBI designates such director, the Company shall take such action as is necessary to (i) increase the number of directors comprising the Board from 6 to 7 and (ii) appoint such person to the Board.

In addition, notwithstanding anything to the contrary set forth in the Company’s Stockholders Agreement, if at any time the Aggregate Snow Phipps Ownership (as defined in the Stockholders Agreement) ceases to be at least 7.5% of the outstanding Common Stock immediately following the consummation of the Company’s initial public offering, Snow Phipps will retain the right to nominate one director to serve on the Board for so long as Snow Phipps and their permitted transferees continue to beneficially own at least 25% of the Series A Preferred Stock (and any underlying shares of Common Stock issued as a result of the conversion thereof).

Stockholder Approval

Pursuant to the Purchase Agreement we agreed use reasonable best efforts to solicit from the stockholders proxies in favor of the Issuance Proposal and to obtain the approval of the Issuance Proposal. Each Purchaser has agreed with the Company to vote any shares of Common Stock they hold in favor of the Issuance Proposal, however, no shares of the Series A Preferred Stock may be voted for such approval.

The foregoing description of the Purchase Agreement and the Stockholders Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 6, 2020, and the full text of the Stockholders Agreement, which is filed as Exhibit 10.1 to the Company’s Annual Report on Form 10-K filed with the SEC on April 7, 2020.

Description of the Series A Preferred Stock and Warrants

Series A Preferred Stock

The following is a summary of the principal terms of the Series A Preferred Stock.

Dividend Participation; No Stated Maturity

The Series A Preferred Stock is entitled to receive any dividends or distributions paid in respect of the Common Stock on an as-converted basis.

The Series A Preferred Stock has no stated maturity and will remain outstanding indefinitely unless converted into Common Stock or repurchased and cancelled by the Company.

Voting Rights

The holders of the Series A Preferred Stock (the “Series A Holders”) are entitled to vote, together with the holders of Common Stock, on an as-converted basis, subject to limitations of the rules of the New York Stock Exchange, on all matters submitted to a vote of the holders of Common Stock, and as a separate class as required by law. The Series A Holders will also have the right to elect two directors to the Board if the Company defaults under its obligation to repurchase the Series A Preferred Stock, as described below under “Holder Repurchase Right; Repurchase Default”.

Liquidation Rights

The Series A Preferred Stock has a liquidation preference (the “Liquidation Preference”) equal to the greater of (i) $2,000 per share from the Closing Date to the date that is two-and-a-half years after the Closing Date, which amount increases ratably to $3,000 per share to November 28, 2024 and $3,000 per share from and after November 28, 2024 and (ii) the amount such holder of Series A Preferred Stock would have received if the Series A Preferred Stock had converted into Common Stock immediately prior to such liquidation.

No Optional Redemption

The Company will not have the right to redeem the Series A Preferred Stock at any time.

Holder Conversion Right

At any time following receipt of the stockholder approvals required by the rules of the New York Stock Exchange, each holder of Series A Preferred Stock may elect to convert all or any portion of the shares of Series A Preferred Stock held by such holder into, with respect to each share of Series A Preferred Stock so converted, the number of shares of Common Stock equal to then applicable conversion rate plus cash in lieu of fractional shares, if any. The election of a holder of Series A Preferred Stock to convert shares of Series A Preferred Stock may be conditioned or contingent upon the occurrence of a specified event or transaction. The initial conversion rate for the Series A Preferred Stock is 259.74, or approximately $3.85 per share of Common Stock. The conversion rate is subject to customary anti-dilution adjustments.

Company Conversion Right

If, for any date following the date that is eighteen months following the Closing Date, the daily volume weighted average price for a share of Common Stock is more than 200% of the then applicable conversion price (which shall not be adjusted other than for share splits, combinations and reclassifications) on each such trading day for at least twenty (20) trading days (whether or not consecutive) in the period of thirty (30) consecutive trading days (provided that such twenty (20) trading days includes the final five (5) trading days of such thirty (30) trading day period), then, at the Company’s option, each outstanding share of Series A Preferred Stock shall convert into the number of shares of Common Stock equal to the then applicable conversion rate plus cash in lieu of fractional shares, if any.

Holder Repurchase Right; Repurchase Default

Beginning on and after the date that is two-and-a-half years after the Closing Date, if permitted by the terms of the Company’s material indebtedness, and in no event later than November 28, 2024, each holder of Series A Preferred Stock has the option to cause the Company to repurchase all or a portion of such holder’s shares of Series A Preferred Stock, for an amount in cash equal to the Liquidation Preference of each share repurchased.

If the Company does not repurchase in full, in cash, the shares of Series A Preferred Stock subject to a repurchase request delivered to the Company by one of the Purchasers or such Purchaser’s permitted transferees, within six (6) months following such request, such Purchaser or such permitted transferee will have the right (until the repurchase price for the shares of Series A Preferred Stock subject to such request has been paid in full, in cash, or such shares of Series A Preferred Stock have been converted) to force a sale of the Company (a “Forced Sale”), and the holders of the Series A Preferred Stock will have the right to elect two (2) directors of the Company’s Board until such default is cured. If the approval of the holders of Common Stock or other holders of the Company’s capital stock is required under Delaware law or under the rules of the New York Stock Exchange, any Forced Sale shall be subject to, and conditioned upon, obtaining such approvals.

Change of Control

Upon a change of control (as defined in the Series A Certificate of Designation), the Company is required to redeem the Series A Preferred Stock at a price per share of Series A Preferred Stock in cash equal the Liquidation Preference.

Consent Rights

So long as there are any shares of Series A Preferred Stock outstanding, the consent of the holders of at least majority of the then-outstanding shares of Series A Preferred Stock will be necessary for the Company to effect (1) any amendment, alteration or repeal of any provision of the Company’s certificate of incorporation (including the Series A Certificate of Designation, the “Certificate of Incorporation”) in a manner that would have an adverse effect on the rights, preferences, privileges or voting power of the Series A Preferred Stock; or (2) any amendment or alteration of, or any supplement to, the Certificate of Incorporation or any other action to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue any securities ranking senior to, or on a parity basis with, the Series A Preferred Stock as to dividend rights or rights on the distribution of assets (other than with respect to securities the proceeds of which consist entirely of cash and are used by the Company to repurchase shares of Series A Preferred Stock).

In addition, for so long as each Purchaser and its respective permitted transferees continue to hold at least 50% of the Series A Preferred Stock issued to such Purchaser at the Closing and the Purchasers and their respective permitted transferees collectively continue to hold at least 50% of the aggregate Series A Preferred Stock issued at the Closing, the prior written consent of each Purchaser that continues to hold at least 50% of the Series A Preferred Stock issued to such Purchaser at Closing will be necessary for the Company to effect, subject to certain exceptions: (1) any of the actions described in clause (1) or clause (2) in the immediately preceding paragraph; (2) any incurrence or issuance by the Company and its subsidiaries of convertible debt securities; (3) any incurrence or issuance by the Company and its subsidiaries of non-convertible indebtedness in aggregate principal amount at any time in excess of $20.0 million, subject to exceptions for ordinary course incurrences, incurrences permitted under the Company’s existing credit facility and incurrences or issuances to fund a repurchase of Series A Preferred Stock; (4) certain dividends or distributions or certain repurchases or acquisitions of equity interests of the Company; or (5) the entry into any Liquidation Event (as defined in the Series A Certificate of Designation) for which the Series A Holders would not receive at least payment in full, in cash, of the Liquidation Preference. The consent rights described in this paragraph are specific to the Purchasers and are not transferable to any other Series A Holder other than a permitted transferee of the respective Purchaser.

The foregoing description of the Series A Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the full text of the Series A Certificate of Designation, which is filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2020.

Warrants to Purchase Common Stock

The following is a summary of the principal terms of the Warrants.

The Warrants are exercisable at the warrantholder’s option at any time and from time to time, in whole or in part, for five years at an exercise price of $2.96 per share of Common Stock, with respect to two-thirds of the Warrants, and at an exercise price of $4.94 per share of Common Stock, with respect to one-third of the Warrants. The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrants are subject to anti-dilution adjustments for stock splits, reclassifications, noncash distributions, cash dividends, pro rata repurchases of Common Stock, business combination transactions, and certain issuances of Common Stock (or securities convertible into or exercisable for Common Stock) at a price (or having a conversion or exercise price) that is less than the then current exercise price. The Company is not required to effect an exercise of Warrants, if after giving effect to the issuance of Common Stock upon exercise of such Warrants such warrantholder together with its affiliates would beneficially own 49% or more of the Company’s outstanding Common Stock. The election of a warrantholder to exercise Warrants may be conditioned or contingent upon the occurrence of a specified event or transaction. At the Closing Date, the Warrants were exercisable for an aggregate of 15.0% of the number of currently outstanding shares of Common Stock.

The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by reference to the full text of the form of Warrant, which is filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2020.

Registration Rights Agreement

In connection with the issuance of the Series A Preferred Stock and the Warrants, the Company entered into a Registration Rights Agreement with the Purchasers, pursuant to which the Company agreed to provide certain registration and other rights with respect to the shares of Common Stock issuable upon conversion of the Series A Preferred Stock and upon exercise of the Warrants for the benefit of the Purchasers and certain of their respective transferees. The Company will generally be obligated to effect up to four registrations per year, subject to certain limitations, and has granted the Purchasers and their respective transferees certain “piggyback” registration rights allowing them to include shares of Common Stock in registration statements filed by the Company. The Company has generally agreed to pay the related registration expenses, including the expenses of counsel for the Purchasers and their respective transferees, but excluding underwriting discounts and commissions, and has agreed to indemnify the Purchasers and their respective transferees for certain liabilities arising from such registrations. These registration rights terminate upon the date on which the Purchasers and their respective transferees no longer hold registrable securities. The Registration Rights Agreement includes a provision that prohibits the Company from granting registration rights that are on parity with or senior to the rights granted to the Purchasers in the Registration Rights Agreement.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement, which is filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 7, 2020.

Background to the Issuance Proposal

As part of their ongoing review of the performance, strategy, opportunities and prospects of the Company, the Board and management regularly monitor developments in the sectors in which the Company operates, as well as the opportunities and challenges facing participants in those industries. The crisis created by the coronavirus pandemic resulted in a broad-based sell-off of financial assets and a downturn in economic activity, which has negatively impacted the Company and other participants in the commercial and residential mortgage sectors due to uncertainties caused by the crisis, including the severity and length of, and recovery from, the economic downturn and resulting delinquencies in loan portfolios. The rapid deterioration of the capital markets and ensuing liquidity crunch also has placed particular stress on mortgage assets, and as a result in late March, some mortgage REITs defaulted on mortgage lines, in some cases leading to the seizure of their collateral. Although the Company closed its first securitization of loans for the year in February 2020, it continued to have a significant amount of whole loans financed by its warehouse repurchase facilities, including many of which were part of the Company’s short-term loan product that it planned to securitize in April 2020. Because of the deterioration in the capital markets in late March 2020, the Company’s ability to generate cash proceeds from securitizations of these loans on its warehouse repurchase facilities would likely be impaired in the near term.

As the severity of the sell-off and downturn rapidly intensified during late March 2020, the Company took a number of steps to respond, such as reducing loan originations and conserving cash in order to meet margin calls under its warehouse repurchase facilities. On March 23, the Company received, and satisfied, margin calls under its warehouse repurchase facilities. The Board and its advisors also began to evaluate ways to bolster the Company’s liquidity profile given the rapid changes in market and economic conditions and uncertainty about their severity and duration of the business environment created by the pandemic.

During this period, the Board met regularly with management and the Company’s outside counsel at Simpson Thacher & Bartlett LLP (“Simpson Thacher”) as it considered the Company’s responses to the evolving business and economic conditions. The Board, together with management and its advisors, explored various alternatives to bolster the Company’s balance sheet and liquidity profile, including raising additional debt and equity capital, selling whole loans or retained commercial mortgage backed securities to a third party, evaluating access to governmental relief or assistance programs implemented in response to the coronavirus crisis and making changes to the Company’s existing warehouse repurchase facilities to provide additional flexibility and stability for the Company. At the direction of the Board, management explored a number of these possibilities with various third parties during this period.

In connection with this process, members of the Board affiliated with TOBI and Snow Phipps, respectively, two of the Company’s existing stockholders, each separately expressed to the Board on March 23, 2020 a willingness by TOBI and Snow Phipps, as applicable, to consider investing equity in the Company to provide the Company with additional cash. Snow Phipps and TOBI were each existing pre-IPO investors who because of their knowledge of, and familiarity with, the Company potentially could provide additional equity expeditiously, particularly in comparison with some of the other alternatives explored, including seeking capital from third parties, which the Board believed likely would have longer execution timelines.

Following these expressions of a willingness to consider investing additional capital, the members of the Board not affiliated with TOBI or Snow Phipps discussed the potential for such an investment separately with management and Simpson Thacher and determined that it would be appropriate for the Board to establish a transaction committee comprised solely of independent and disinterested members of the Board to fully evaluate the indications of interest and potential equity financing alternatives. Accordingly, on March 26, 2020, the Board established a Transaction Committee (the “Transaction Committee”) to be comprised solely of independent and disinterested directors of the Company (“Independent Directors”). The Board authorized the Transaction Committee to consider and evaluate potential equity financing transactions, including with one or more of TOBI, Snow Phipps, and funds affiliated with each of them. The Board also granted the Transaction Committee the authority to, among other things, elect to pursue or not to pursue such transaction or transactions, and if the Transaction Committee deemed it appropriate and advisable, to negotiate and enter into on behalf of the Company, the agreements, documents and instruments in respect of such transaction or transactions and to engage any advisors it deemed necessary or appropriate in assist it in connection with its review and evaluation. The Board determined that each of John P. Pitstick and Joy L. Schaefer were Independent Directors and appointed them to the Transaction Committee.

Following its establishment, the Transaction Committee met with management and representatives of Simpson Thacher to discuss the transaction, possible alternatives and the process that would be undertaken, including the engagement of a financial advisor to assist the Transaction Committee. Following discussion and consideration, the Transaction Committee elected to engage JMP Securities LLC (“JMP”) as financial advisor to the Transaction Committee due to, among other things, JMP’s experience in the sector and knowledge of the Company based on JMP’s prior work with the Company, including its participation as an underwriter in the Company’s recent IPO. Representatives of JMP confirmed for the Transaction Committee that it had not performed any work for TOBI or Snow Phipps in the prior two years outside of its work with the Company.

Between March 26, 2020 and April 5, 2020, the Transaction Committee held ten meetings where it discussed, together with its advisors and senior management, among other things: the appropriate amount of capital to raise given the uncertainty in, and evolving nature of, the market and economic conditions; and the use of those proceeds, which would among other things be used to secure amendments of the Company’s warehouse repurchase facilities to provide more stable financing; and potential alternatives to address the Company’s liquidity needs. During the course of these meetings, representatives of JMP reviewed and discussed various financial analyses with the Transaction Committee and senior management, including data on the recent trading performance of stocks generally and among various peer groups including mortgage finance companies and commercial mortgage REITs, the dilutive effects of the proposed issuance on the Company’s existing common stockholders and analyses of the potential impact on the Company’s existing common stockholders if the Company were unable to secure liquidity promptly.

On or around March 26, 2020, TOBI and Snow Phipps each provided a term sheet to the Transaction Committee. Over the following days, the Transaction Committee, management and representatives of JMP and Simpson Thacher negotiated the terms of the investment with TOBI and Snow Phipps, which resulted in the agreement that the Company would sell Series A Convertible Preferred Stock and Warrants on the terms described in this proxy statement in exchange for $45 million. Throughout the negotiation process, the Transaction Committee consulted with management and representatives of Simpson Thacher and JMP, who each participated in the review and negotiation of the terms of the proposed investment.

In connection with raising additional equity capital, the Company in consultation with the Board was able to negotiate amendments to the Company’s warehouse repurchase facilities. Pursuant to these amendments, which were facilitated by the $45 million capital raise negotiated by the Transaction Committee and its advisors, the Company agreed to make immediate payments of $10 million to each of the lenders ($20 million in total) using proceeds raised from the issuance of the Series A Convertible Preferred Stock and Warrants. In addition, in connection with these amendments, the lenders agreed to definitive advance schedules through August 2020, which has further bolstered the Company’s liquidity profile and assisted the Company in its continued efforts to find other opportunities.

On April 5, 2020, the Transaction Committee approved the entry by the Company into the Purchase Agreement, the Registration Rights Agreement, the issuance of the Series A Preferred Stock and the Warrants and related transactions. In reaching its decision to approve the issuance of the Series A Preferred Stock and the Warrants and related transactions, the Transaction Committee consulted with, and received the guidance of, the Company’s management and its outside financial and legal advisors and carefully considered a variety of factors, including the following:

•	The benefits from strengthening the Company’s balance sheet and liquidity profile in an expeditious manner in light of the market and economic conditions arising from the COVID-19 pandemic;

•	The availability of different financing alternatives, including challenges in obtaining certain types of financing in light of market conditions and economic uncertainty;

•

Certain advantages of pursuing negotiations with Snow Phipps and TOBI, such as their ability to move quickly without any diligence needs and their significant existing common stock holdings, compared with the longer and more uncertain prospects for alternative financing and liquidity solutions;

•	That the conversion price of the Series A Convertible Preferred Stock of $3.85 was significantly above the closing price of the Company’s common stock on the previous trading day of $2.47;

•

That the financing facilitated the ability of the Company to be able to amend its existing warehouse repurchase facilities to provide more stable financing for the Company and avoid the imminent risk of margin calls that the Company may not have been able to meet; and

•	The market and investor reaction to the issuance and its announcement.

The Transaction Committee also considered a number of risks and countervailing factors in reaching its decision including the following:

•	The dilutive effects of the issuance of the Series A Convertible Preferred Stock and Warrants on the Company’s common stockholders;

•	The uncertainty as to the Company’s potential cash needs in light of the evolving market and economic conditions and resulting difficulty in determining the necessary amount of capital to raise;

•	The related party nature of an investment by significant stockholders of the Company; and

•	The rapidly evolving nature of the market and economic conditions and government policy responses, and the impact on the availability of financing and the Company’s operations.

Following the Transaction Committee’s approval of the issuance of the Series A Preferred Stock and the Warrants, the Board approved the Company amending its existing warehouse repurchase facilities.

The Transaction Committee has recommended to the Board that the Board unanimously recommend approval of the Proposals to the Company’s stockholders, which is required solely as a result of NYSE Rule 312.03 in order to permit future conversion of the Series A Convertible Preferred Stock and exercise of the Warrants.

Dilutive Impact of this Proposal

The issuance of the shares of Common Stock which are the subject of this proposal will result in an increase in the number of shares of Common Stock outstanding. This will result in a decrease to the respective ownership and voting percentage interests of stockholders prior to such issuance, except for those stockholders converting or exercising shares of the Series A Preferred Stock or the Warrants, as applicable.

ADJOURNMENT PROPOSAL—APPROVAL OF THE ADJOURNMENT OR

POSTPONEMENT OF THE SPECIAL MEETING

The Company’s stockholders are being asked to consider and vote on a proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies. The Board believes this proposal to be in the best interests of the Company’s stockholders because it gives the Company flexibility to solicit the vote of additional holders of the Company’s voting securities to vote on matters the Board deems important to the Company.

The Board of the Company recommends that stockholders vote “FOR” the Proposal to adjourn or postpone the Special Meeting, if necessary, to solicit additional proxies.

PARTIES TO THE TRANSACTION AND INTERESTS OF CERTAIN PERSONS

The Purchasers

On April 5, 2020, the Company entered into the Purchase Agreement with the Purchasers. Immediately prior to entering into the Purchase Agreement, funds affiliated with Snow Phipps owned approximately 35.2% of our outstanding Common Stock and TOBI owned approximately 22.3% of our outstanding Common Stock. As of [•], 2020, assuming full conversion of the Series A Preferred Stock at the initial conversion price and the exercise of all Warrants, funds managed by Snow Phipps would beneficially own approximately 39.1% of our Common Stock and TOBI would beneficially own an aggregate of approximately 36.3% of our Common Stock outstanding, in each case, on a fully as-converted and as-exercised basis. See the section below entitled “Security Ownership of Certain Beneficial Owners and Management” for more information about their interest in the Company. Each of the Purchasers has agreed with the Company to vote any shares of Common Stock they hold in favor of the Issuance Proposal, however, no shares of the Series A Preferred Stock may be voted for such approval. As a result of these agreements, the Issuance Proposal is expected to be approved by the holders of the Common Stock at the Special Meeting, regardless of the votes of holders of shares of the Common Shares who have not entered into such agreements.

Each of Messrs. Alan H. Mantel and John A. Pless serves as a member of our Board and is a Partner of Snow Phipps. Mr. Daniel J. Ballen, also a member of our Board, is a Portfolio Manager and Executive Vice President at Pacific Investment Management Company LLC, an investment company affiliated with TOBI.

Agreements with the Purchasers

In addition to the Purchase Agreement described above under the section entitled “—Description of the Securities Purchase Agreement” and the Registration Rights Agreement described above under the section entitled “—Registration Rights Agreement,” we are a party the Stockholders Agreement and a registration rights agreement, dated January 16, 2020 (the “Initial Registration Rights Agreement), among the Company and affiliates of Snow Phipps, TOBI and the other persons named therein.

Pursuant to the terms of the Stockholders Agreement, Snow Phipps has the right to nominate up to two directors to our Board for so long as Snow Phipps and its affiliates, together with their permitted transferees, hold at least 15% of the number of shares of our Common Stock outstanding immediately following the consummation of our IPO. Snow Phipps has the right to nominate one director to our Board for so long as Snow Phipps and its affiliates, together with their permitted transferees, hold at least 7.5% of the number of shares of our Common Stock outstanding immediately following the consummation of our IPO. TOBI has the right to nominate one director to our board of directors for so long as TOBI and its affiliates, together with their permitted transferees, hold at least 7.5% of the number of shares of our Common Stock outstanding immediately following the consummation of our IPO. Our Stockholders Agreement provides that we may, at our discretion, require that one of Snow Phipps’ director nominees be “independent” as defined by the NYSE. In addition, our Stockholders Agreement provides that for so long as they are entitled to nominate at least one member of our board of directors, each of Snow Phipps and TOBI, as applicable, shall be entitled to have one of their director nominees appointed to each of our Compensation Committee and Nominating/Corporate Governance Committee, subject to qualification under applicable NYSE rules. For so long as Snow Phipps and its affiliates have the right to designate at least one director, we must take all action necessary to ensure the board of directors does not exceed seven members.

Pursuant to the Initial Registration Rights Agreement we granted affiliates of Snow Phipps and TOBI the right, subject to certain limitations, to require us to register under the Securities Act of 1933, as amended, shares of Common Stock held by them for resale and to execute piggyback rights to sell shares held by them in certain registered offerings initiated by us.

In connection the execution of Purchase Agreement and the consummation of the transactions contemplated thereby, the Company agreed to reimburse each of Snow Phipps and TOBI up to $250,000 in transaction costs.

Corporate Opportunities

Our certificate of incorporation provides that our directors who are also employees or affiliates of Snow Phipps or TOBI may engage in similar activities or lines of business as us. Our certificate of incorporation provides that no Snow Phipps or TOBI employees or affiliates, including those persons who are also our directors, have any obligation to refrain from (1) engaging directly or indirectly in the same or similar business activities or lines of business as us or developing or marketing any products or services that compete, directly or indirectly, with us, (2) investing or owning any interest in, or developing a business relationship with, any person or entity engaged in the same or similar business activities or lines of business as, or otherwise in competition with, us or (3) doing business with any of our clients or customers. In addition, our certificate of incorporation provides that we have waived any interest or expectancy in any business or other opportunity that becomes known to a director of ours who is also a Snow Phipps or TOBI employee or affiliate unless the opportunity becomes known to that individual solely in his or her capacity as our director.

Indemnification of Directors and Officers

We have entered into indemnification agreements with each of Messrs. Ballen, Mantel and Pless substantially similar to those we have entered into with our other directors and our executive officers. These agreements require us to indemnify these individuals to the fullest extent permitted under the DGCL against expenses, losses and liabilities that may arise in connection with actual or threatened proceedings in which they are involved by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by the DGCL. In addition, our certificate of incorporation provides that our directors will not be liable for monetary damages for breach of fiduciary duty to the fullest extent permitted by the DGCL.

Other Transactions

In the ordinary course of business, we sell held for sale loans to various financial institutions. From time to time, an affiliate of TOBI has purchased such loans from us through an arm’s length bidding process.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock and our Series A Preferred Stock, which together comprise our voting stock, as of [•], 2020, the Record Date (except as indicated below) by:

•	each person known by us to own beneficially 5% or more of our outstanding shares of Common Stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	our directors, director nominees and executive officers as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. A person is a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of the security, or “investment power,” which includes the power to dispose of or to direct the disposition of the security or has the right to acquire such powers within 60 days.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to their beneficially owned Common Stock. Except as otherwise indicated in the footnotes below, the address of each beneficial owner is c/o Velocity Financial, Inc., 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362.

	Shares Beneficially Owned as of [•], 2020					Projected Beneficial Ownership Upon Approval of Issuance Proposal
	Common Stock		Series A Preferred Stock			Common Stock
Name of Beneficial Owner	Shares	%	Shares	%	Voting Power†	Shares††	%†††
5% Stockholders
Snow Phipps(1)	7,077,961	35.2%	20,000	44.4%	38.6%	13,611,926	39.1%
TOBI III SPE I LLC(2)	4,470,300	22.3	25,000	55.6	34.5	12,637,758	36.3
Adage Capital Partners, L.P.(3)	1,439,898	7.2	—	—	—	1,439,898	4.1

Directors and Executive Officers:
Christopher D. Farrar(4)	142,916	*	—	—	—	142,916	*
Jeffrey T. Taylor	2,423	*	—	—	—	2,423	*
Mark R. Szczepaniak	—	—	—	—	—	—	—
Graham M. Comley	—	—	—	—	—	—	—
Joseph A. Cowell	722	*	—	—	—	722	*
Daniel J. Ballen(5)	—	—	—	—	—	—	—
Alan H. Mantel(6)	—	—	—	—	—	—	—
John A. Pless(6)	—	—	—	—	—	—	—
John P. Pitstick	—	—	—	—	—	—	—
Joy L. Schaefer	7,467	*	—	—	—	7,467	*
All executive officers and directors as a group (10 persons)	153,528	*	—	—	—	153,528	*

†

The Series A Preferred Stock is generally entitled to vote, together with the holders of Common Stock, on an as-converted basis, subject to limitations of the rules of the NYSE, on all matters submitted to a vote of the holders of Common Stock, except with respect to the Issuance Proposal. The Warrants are not entitled to voting rights. Neither the Series A Preferred Stock nor the Warrants may be converted or exercised, as applicable, until the Issuance Proposal has been approved. As a result, for the purposes of the table above voting power has been calculated based on the number of shares of Common Stock outstanding as of [•], 2020 plus the number of shares of Common Stock into which the Series A Preferred Stock could have been converted on such date assuming the Issuance Proposal had been approved at such time. Because the Series A Preferred Stock will not vote with the Common Stock on the Issuance Proposal, the voting power of each of Snow Phipps and TOBI solely with respect to the Issuance Proposal will be equal to 35.2% and 22.3%, respectively.

††

Includes the number of shares of Common Stock into which all shares of Series A Preferred Stock and all Warrants beneficially owned by such person as of [•], 2020 could have been converted or exercised, as applicable, on such date assuming the Issuance Proposal had been approved at such time.

†††	Assumes the conversion or exercise, as applicable, of all shares of Series A Preferred Stock and all Warrants outstanding as of [•], 2020.
*	Indicates beneficial ownership of less than 1%.

(1)

Number of shares of Common Stock beneficially owned as of [•], 2020 consists of 6,425,151 shares of Common Stock held by Snow Phipps Group AIV, L.P., 61,719 shares of Common Stock held by Snow Phipps Group (B), L.P., 207,669 shares of Common Stock held by Snow Phipps Group AIV (Offshore), L.P., 334,571 shares of Common Stock held by Snow Phipps Group (RPV), L.P. and 48,851 shares of Common Stock held by SPG Co-Investment, L.P. Number of shares of Series A Preferred Stock beneficially owned as of [•], 2020 consists of 19,010 shares of Series A Preferred Stock held by Snow Phipps Group AIV, L.P. and 990 shares of Series A Preferred Stock held by Snow Phipps Group (RPV), L.P. Shares of Common Stock beneficially owned upon approval of the Issuance Proposal consists of (i) all such shares of Common Stock plus (ii) 4,937,657 shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Snow Phipps Group AIV, L.P. and 257,142 shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by Snow Phipps Group (RPV), L.P.; plus (iii) 1,272,882 shares of Common Stock issuable upon exercise of Warrants held by Snow Phipps Group AIV, L.P. and 66,284 shares of Common Stock issuable upon exercise of Warrants held by Snow Phipps Group (RPV), L.P. The Series A Preferred Stock is not convertible and the Warrants are not exercisable until the Issuance Proposal is approved. SPG GP, LLC (the “General Partner”) is the general partner of Snow Phipps Group AIV, L.P., Snow Phipps Group (B), L.P., Snow Phipps Group AIV (Offshore), L.P., Snow Phipps Group (RPV), L.P. and SPG Co-Investment, L.P. (collectively, the “Fund Entities”). As the general partner of the Fund Entities, the General Partner may be deemed to have beneficial ownership of the securities over which any of the Fund Entities has voting or dispositive power. Ian K. Snow, as the managing member of the General Partner, has the power to vote or direct the vote of, and to dispose or to direct the disposition of the securities that are held by the Fund Entities. The address of Mr. Snow, the General Partner and the Fund Entities is c/o Snow Phipps Group, LLC, 667 Madison Avenue, 10th Floor, New York, New York 10065.

(2)

Number of shares of Common Stock beneficially owned as of [•], 2020 consists of 4,470,300 shares of Common Stock held by TOBI III SPE I LLC, a Delaware limited liability company (“TOBI”). Number of shares of Series A Preferred Stock beneficially owned as of [•], 2020 consists of 25,000 shares of Series A Preferred Stock owned by TOBI. Shares of Common Stock beneficially owned upon approval of the Issuance Proposal consists of (i) all such shares of Common Stock plus (ii) 6,493,500 shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock held by TOBI; plus (ii) 1,673,958 shares of Common Stock issuable upon exercise of the Warrants held by TOBI. The Series A Preferred Stock is not convertible and the Warrants are not exercisable until the Issuance Proposal is approved. TOBI was formed solely for the purpose of investing in the Company. LVS III Holding LP, a Delaware limited partnership (“LVS”), is the sole member of TOBI and operates as a pooled investment fund and invests (among other things) in operating companies. PIMCO GP XVII, LLC, a Delaware limited liability company (“PIMCO GP”), is the sole general partner of LVS. Pacific Investment Management Company LLC is the sole managing member of PIMCO GP, retains a pecuniary interest therein, and has the power to make voting and investment decisions regarding the securities of the Issuer held by TOBI. The address of the principal business office of TOBI III, LVS, PIMCO GP and Pacific Investment Management Company LLC is 650 Newport Center Drive, Newport Beach, California 92660.

(3)

Based solely on our review of the Schedule 13G filed with the SEC on March 23, 2020, Adage Capital Partners, L.P., 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116, has shared voting and dispositive power with respect to 1,439,898 shares of Common Stock. Adage Capital Partners GP, L.L.C. is the general partner of Adage Capital Partners, L.P., and Adage Capital Advisors, L.L.C. is the managing member of Adage Capital Partners GP, L.L.C. Robert Atchinson and Phillip Gross are managing members of Adage Capital Advisors, L.L.C.

(4)	Includes shares beneficially owned by Christopher D. Farrar and the Farrar Family Trust dated February 16, 2001, of which Christopher D. Farrar is a trustee.
(5)	The address for Mr. Ballen is c/o Pacific Investment Management Company LLC, 1633 Broadway, New York, New York 10019.
(6)	The address for Mr. Mantel and Mr. Pless is 667 Madison Avenue, 18th Floor, New York, New York 10065.

OTHER MATTERS

No business other than that set forth in the attached notice of Special Meeting is expected to come before the Special Meeting. However, should any other matters requiring a vote of stockholders arise, the persons named in the accompanying proxy will vote thereon according to their best judgment in the interest of the Company.

PROXY SOLICITATION AND COSTS

It is expected that the solicitation of proxies will be primarily by mail. Proxies may also be solicited personally by regular employees of the Company, by telephone or by other means of communication at nominal cost. The Company will bear the cost of such solicitation. It will reimburse banks, brokers and trustees, or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of stock in accordance with the NYSE schedule of charges.

The Company will bear the entire cost of this solicitation of proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional solicitation material that the Company may provide to stockholders. Copies of solicitation material will be provided to brokerage firms, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation material to such beneficial owners. Further, the original solicitation of proxies by mail may be supplemented by solicitation by telephone and other means by directors, executive officers and employees of the Company. No additional compensation will be paid to these individuals for any such services. The Company will also post its proxy materials to its website under [address]. In addition, the Company has retained [Solicitation Agent] to act as a proxy solicitor in conjunction with the Special Meeting. The Company has agreed to pay that firm approximately $[•] plus reasonable out-of-pocket expenses, for proxy solicitation services.

WHERE YOU CAN FIND MORE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, files reports and other information with the SEC. Any interested party may inspect information filed by the Company, without charge, at the public reference facilities of the SEC at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. Any interested party may obtain copies of all or any portion of the information filed by the Company at prescribed rates from the Public Reference Section of the SEC at its principal office at 100 F. Street, N.E., Washington, D.C. 20549. In addition, the SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding the Company and other registrants that file electronically with the SEC at http://www.sec.gov.

The Company’s Common Stock is listed on the NYSE and trades under the symbol “VEL”.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this proxy statement the information we file with them, which means that we can disclose important information to you by referring you to those documents. Any statement contained or incorporated by reference in this proxy statement shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein, or in any subsequently filed document which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. We incorporate by reference the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2019; and

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020.

All documents that we file (but not those that we furnish) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting are incorporated by reference in this proxy statement from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

You may obtain, without charge, a copy of any of the documents incorporated by reference in this proxy statement, other than exhibits to those documents that are not specifically incorporated by reference into those documents, by writing or telephoning us at the following address: Velocity Financial, Inc., 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362, Attention Investor Relations, phone number (818) 532-3700.

Information contained on our website, www.velfinance.com, is not incorporated by reference in, and does not constitute part of, this proxy statement.

AVAILABILITY OF FORM 10-K AND ANNUAL REPORT TO STOCKHOLDERS

Copies of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (not including exhibits and documents incorporated by reference unless such exhibits are specifically incorporated by reference into the proxy statement) and the other documents incorporated by reference herein as described above are available without charge to stockholders upon written request to the Company at Velocity Financial, Inc., 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362, Attn: Investor Relations.

STOCKHOLDER PROPOSALS AND NOMINATIONS FOR ANNUAL MEETING

If you would like to include a proposal for stockholder consideration in the proxy statement for our next annual meeting of stockholders or otherwise bring business before our annual meeting of stockholders, you must send notice to Company at Velocity Financial, Inc., 30699 Russell Ranch Road, Suite 295, Westlake Village, California 91362, Attn: Corporate Secretary, by registered, certified, or express mail and provide the required information and follow the other procedural requirements described below.

Stockholders who wish to present a proposal in accordance with Securities Exchange Commission (the “SEC”) Rule 14a-8 for inclusion in our proxy materials to be distributed in connection with our next annual meeting of stockholders must submit their proposals in accordance with that rule so that they are received by the Secretary at the address set forth above no later than the close of business on October 18, 2020. If the date of our next annual meeting is either before December 17, 2020 or after March 27, 2021, then the deadline to timely receive such material shall be a reasonable time before we begin to print and send our proxy materials. Failure to deliver a proposal in accordance with this procedure may result in it not being deemed timely received. As the rules of the SEC make clear, simply submitting a timely proposal does not guarantee that it will be included in our proxy materials.

If a stockholder wishes to present a proposal or nominate a director at our next annual meeting other than a matter brought pursuant to SEC Rule 14a-8 for inclusion in our proxy statement, the stockholder must give our Corporate Secretary written notice of the stockholder’s intent to do so and provide the information required by the provision of our bylaws dealing with stockholder proposals and nominations. The notice of such a proposal or director nomination must be delivered to (or mailed to and received at) the address set forth above no later than October 18, 2020 and no earlier than September 18, 2020; provided, however, that if we elect to hold the annual meeting either before December 17, 2020 or after March 27, 2021, notice will be timely if delivered not earlier than 120 days prior to the annual meeting or later than the later of (a) 90 days prior to the annual meeting or (b) the tenth day following the day on which public announcement of the annual meeting date is made. Your notice must set forth the information required by our bylaws with respect to each proposal that the eligible stockholder or stockholders intend to present at our next annual meeting and must otherwise be in compliance with our bylaws. If you would like a copy of these procedures, please contact our Corporate Secretary for a copy of our bylaws.

VELOCITY FINANCIAL, INC. [Address]

VOTE BY INTERNET -

Before the Meeting – Go to [address]

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During the Meeting – Go to [address]

You may attend the meeting via the internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE – [●]

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to [address]. Proxies submitted by mail must be received prior to the meeting date.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR proposals 1 and 2.		For	Against	Abstain

1.	To approve, pursuant to Section 312.03 of the NYSE Listed Company Manual, the issuance of the Common Stock of Velocity Financial, Inc. upon conversion of its Series A Convertible Preferred Stock and upon exercise of the Warrants.	☐	☐	☐

2.	To adjourn or postpone the special meeting, if necessary, to solicit additional proxies.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report and Quarterly Report are available at [●]

Velocity Financial, Inc.

Special Meeting of Shareholders

[●], 2020 [●] AM (Pacific Time)

This proxy is solicited by the Board of Directors

The undersigned, revoking all prior proxies, hereby constitutes and appoints [●] and [●], his true and lawful agent and proxy with full power of substitution in each, to attend the Special Meeting of Stockholders of Velocity Financial, Inc. to be held via live webcast at [address], and at any adjournments or postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting, and otherwise represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

Continued and to be signed on reverse side